SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 8, 2006
STANDARD MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Indiana	0-20882	35-1773567

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 574-6200
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 8, 2006, Standard Management Corporation (the “Company”) entered into a Prime Vendor Agreement (the “Agreement”) with AmerisourceBergen Drug Corporation (“ABDC”). The Agreement provides that ABDC will be the primary vendor of all requirements of the Company for prescription and over-the-counter pharmaceuticals, nutritional, health and beauty care and home health care products. The prices to be paid by the Company for such products reflect a volume discount. Pursuant to the Agreement, the Company must purchase from ABDC at least 95% of all prescription pharmaceutical products that the Company purchases and must meet minimum annual purchase levels in order to receive the agreed upon pricing. The Company must also purchase from ABDC at least 95% of its purchases of the top 100 commonly used generic pharmaceutical products, as determined from time to time by ABDC, and must meet minimum quarterly purchase levels for such generic pharmaceutical products.
     The initial term of the Agreement is for five years and will be extended on a month-to-month basis until either party provides at least 90 days prior written notice to the other of its intention not to extend the Agreement. The Agreement may be terminated by ABDC without cause at any time upon 60 days prior written notice or by either party “for cause” as such term is defined in the Agreement.
     The above description is only a summary of the material terms of the Agreement. The Company intends to file the Agreement with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

99.1	Press release dated March 8, 2006 announcing the execution of the Prime Vendor Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Stephen M. Coons
	Name:	Stephen M. Coons
	Title:	Executive Vice President and General Counsel

Dated: March 14, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated March 8, 2006 announcing the execution of the Prime Vendor Agreement